EXHIBIT g(5)

[INVESCO ICON]   INVESCO FUNDS               INVESCO FUNDS GROUP, INC.
                                             7800 East Union Avenue
                                             Denver, Colorado 80237
                                             Post Office Box 173706
                                             Denver, Colorado 80217-3706
                                             Telephone:  303-930-6300


July 14, 1999



Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO Stock Funds, Inc.

Dear Chris:

This is to advise you that effective July 15, 1999, INVESCO Stock Funds, Inc. (the "Company") has reorganized INVECO Blue Chip Growth Fund, a series of INVESCO Growth Fund, Inc.; INVESCO Small Company Growth Fund, a series of INVESCO Emerging Opportunity Funds, Inc.; INVESCO S&P 500 Index Fund, a series of INVESCO Specialty Funds, Inc.; and INVESCO Value Equity Fund, a series of INVESCO Value Trust, into INVESCO Stock Funds, Inc.

In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated October 20, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,


/s/ Alan I. Watson
--------------------
Alan I. Watson
Assistant Secretary


Agreed to this 14th day of July, 1999.

STATE STREET BANK AND TRUST COMPANY


By:   ____________________________
      Vice President